Exhibit 23.3
Consent of Independent Auditors
The Board of Directors
voestalpine Tubulars GmbH & Co KG
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84958, 333-38020, 333-34746, 333-121331, and 333-141707 respectively) of Grant Prideco, Inc. of our report dated September 25, 2006, with respect to the balance sheet of voestalpine Tubulars GmbH & Co KG as of March 31, 2006 and the related statements of income for the years ended March 31, 2006 and 2005, which report appears in Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2006 of Grant Prideco, Inc. Our report refers to a change in accounting principle relating to employee benefits.
Vienna, Austria
September 10, 2007
KPMG
Wirtschaftsprüfungs- und Steuerberatungs
GmbH
/s/ Mag. Helmut Kerschbaumer /s/ Lieve Van Utterbeeck
Wirtschaftsprüfer und Steuerberater
(Austrian Chartered Accountants)